                                                                      EXHIBIT 18

December 9, 2004

Finlay Fine Jewelry Corporation
529 Fifth Avenue
New York, NY

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended
October 30, 2004, of the facts relating to Finlay Fine Jewelry Corporation's
("Finlay Jewelry") change in its method of determining price indices used in the valuation of LIFO inventories from external indices published by the Bureau of
Labor Statistics to an internally generated index in 2004. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Finlay Jewelry, that the accounting change described in your Form 10-Q is an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Finlay Jewelry and subsidiaries as of any date or for any period subsequent to January 31, 2004.
Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Finlay Jewelry, or on the financial position, results of operations, or cash flows of Finlay Jewelry and subsidiaries as of any date or for any period subsequent to January 31, 2004.

DELOITTE & TOUCHE LLP

New York, New York